UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A/A

AMENDMENT NO. 3

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

VIEWPOINT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	95-4102687
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

498 Seventh Avenue, New York, New York	10018
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [   ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

Securities Act registration statement file number to which this form relates:   N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

     The registrant hereby amends the following Items and Exhibits of its Registration Statement on Form 8-A filed July 28, 1998, as amended by Amendment No. 1 to Registration Statement on Form 8-A filed June 24, 1999 and Amendment No. 2 to Registration Statement on Form 8-A filed December 1, 2000 (as so amended, the “Amended Form 8-A”), to reflect (i) an amendment to the registrant’s Amended and Restated Preferred Shares Rights Agreement, dated as of July 27, 1999, as amended by Amendment No. 1 to Amended and Restated Preferred

Shares Rights Agreement, dated as of November 28, 2000 (the “Amended and Restated Rights Agreement”), dated as of October 5, 2001 by and between the registrant and EquiServe Trust Company, N.A., as successor to Fleet National Bank (f/k/a BankBoston, N.A.) and (ii) an amendment to the Amended and Restated Rights Agreement, dated as of May 17, 2007 by and between the registrant and Computershare Trust Company, N.A., formerly known as EquiServe Trust Company, N.A., as successor to Fleet National Bank (f/k/a BankBoston, N.A.), as Rights Agent. Capitalized terms used but not defined in this Amendment No. 3 to Registration Statement on Form 8-A shall have the meanings ascribed to them in the Amended Form 8-A.

Item 1. Description of Registrant’s Securities to be Registered.

     On October 5, 2001, Viewpoint Corporation (formerly known as MetaCreations Corporation ) (the “Company”) and EquiServe Trust Company, N.A. as successor to Fleet National Bank (f/k/a BankBoston, N.A.) amended the Amended and Restated Rights Agreement to appoint EquiServe Trust Company, N.A. as rights agent.

     On May 2, 2007, the Board of Directors of the Company authorized the executive officers of the Company to enter into an amendment of the Amended and Restated Rights Agreement to exclude DG FastChannel, Inc. (“DGFC”) from the definition of “Acquiring Person” until such time as DGFC shall be the beneficial owner of 19.99% or more of the Common Stock of the Company. On May 17, 2007 the Company and the Rights Agent executed Amendment No. 3 to the Amended and Restated Rights Agreement.

     This summary description of Amendment No. 2 and Amendment No. 3 to the Amended and Restated Rights Agreement does not purport to be complete and is qualified in its entirety by reference to Amendment No. 2 to the Amended and Restated Rights Agreement and Amendment No. 3 to the Amended and Restated Rights Agreement, which are attached hereto as Exhibits 4.1 and 4.2.

Item 2. Exhibits.

4.1	Amendment No. 2 to Amended and Restated Rights Agreement between Viewpoint Corporation (formerly known as MetaCreations Corporation) and EquiServe Trust Company, N.A., as successor to Fleet National Bank (f/k/a BankBoston, N.A.), as Rights Agent.

4.2	Amendment No. 3 to Amended and Restated Rights Agreement between Viewpoint Corporation (formerly known as MetaCreations Corporation) and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A. as successor to Fleet National Bank (f/k/a BankBoston, N.A.)), as Rights Agent.

SIGNATURE

     Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 18, 2007	VIEWPOINT CORPORATION

	By:	/s/ Andrew J. Graf
Name: Andrew J. Graf
Title: Secretary

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